EXHIBIT 99

PRESS RELEASE DATED JANUARY 28, 2015

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP ANNOUNCES
FOURTH QUARTER AND YEAR END 2014 RESULTS

NOTABLE ITEMS INCLUDE:

•	EARNINGS PER SHARE INCREASED OVER 20% FOR THE YEAR ON A DILUTED BASIS

•	LOANS HELD-FOR-INVESTMENT, NET, INCREASED 30.4% FOR THE YEAR TO $1.94 BILLION

•	ASSET QUALITY STRENGTHENED FURTHER WITH NONPERFORMING ASSETS TO TOTAL ASSETS DROPPING TO 0.51%

•	2.2 MILLION COMMON SHARES REPURCHASED IN THE QUARTER

•	CASH DIVIDEND OF $0.07 PER SHARE OF COMMON STOCK DECLARED PAYABLE FEBRUARY 25, 2015, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 11, 2015

WOODBRIDGE, NEW JERSEY, JANUARY 28, 2015....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.11 and $0.41 for the quarter and year-ended December 31, 2014, respectively, compared to diluted earnings per common share of $0.09 and $0.34 for the quarter and year ended December 31, 2013, respectively.
John W. Alexander, Chairman and Chief Executive Officer, commented, “We are pleased to report that our diluted earnings per share increased over 20% from the prior year. We benefited from significant loan growth resulting from a combination of strong originations, the purchase of a residential portfolio, and the retention of existing loans. The resulting loan growth helped us to manage our net interest margin for the year in an otherwise low and declining rate environment as we continued to shift our asset mix from lower yielding investments to loans. We continue to maintain strong liquidity and have made meaningful strides in capital deployment, reducing our overall capital to 19.7% at year-end from 26.5% at the beginning of the year.”
“I also am pleased to announce,” Mr. Alexander added, “the declaration of a $0.07 per common share dividend by the Board of Directors. This dividend will be payable February 25, 2015, to stockholders of record on February 11, 2015.”

Financial Condition
Total assets increased $318.1 million, or 11.8%, to $3.02 billion at December 31, 2014, from $2.70 billion at December 31, 2013.  The increase was primarily attributable to increases in net loans held-for-investment of $453.3 million, cash and cash equivalents of $15.5 million, and FHLB stock of $11.7 million, partially offset by a decrease in securities available-for-sale of $165.8 million.

Total loans held-for-investment, net, increased $453.5 million to $1.94 billion at December 31, 2014, as compared to $1.49 billion at December 31, 2013.

Originated loans held-for-investment, net, totaled $1.63 billion at December 31, 2014, as compared to $1.35 billion at December 31, 2013.  The increase was primarily due to an increase in multifamily real estate loans, which increased $201.2 million, or 23.1%, to $1.1 billion at December 31, 2014, from $871.0 million at December 31, 2013.  The following table details our multifamily originations for the year ended December 31, 2014 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$293,037	3.48%	59%	80	V	5 to 30 Years
5,710	4.57%	42%	172	F	2 to 15 Years
$298,747	3.50%	59%

Acquired loans increased by $187.9 million to $265.7 million at December 31, 2014, from $77.8 million at December 31, 2013, primarily due to the purchase of $186.5 million of one-to-four family residential real estate loans during the third quarter of 2014.

Purchased credit-impaired (PCI) loans, primarily acquired as part of a transaction with the FDIC, totaled $44.8 million at December 31, 2014, as compared to $59.5 million at December 31, 2013.  The Company accreted interest income of $4.9 million for the year ended December 31, 2014, as compared to $5.7 million for the year ended December 31, 2013.

The Company’s securities available-for-sale portfolio totaled $771.2 million at December 31, 2014, compared to $937.1 million at December 31, 2013.  At December 31, 2014, $699.8 million of the portfolio was residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae.  In addition, the Company held $70.0 million in corporate bonds, all of which were considered investment grade at December 31, 2014, and also held $410,000 of equity investments in money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $61.7 million at December 31, 2014, as compared to $45.9 million at December 31, 2013.

Total liabilities increased $440.3 million, or 22.2%, to $2.43 billion at December 31, 2014, from $1.99 billion at December 31, 2013.  The increase was primarily attributable to increases in borrowings of $286.1 million, deposits of $128.0 million, and securities sold under agreements to repurchase of $22.2 million.

Deposits increased $128.0 million to $1.62 billion at December 31, 2014, as compared to $1.49 billion at December 31, 2013. The increase was attributable to increases of $51.3 million in savings accounts, $45.2 million in certificates of deposit ($40.2 million of which were brokered deposits), $29.1 million in transaction accounts, and $2.3 million in money market accounts.

Borrowings, and securities sold under agreements to repurchase, increased by $308.3 million, or 65.6%, to $778.7 million at December 31, 2014, from $470.3 million at December 31, 2013.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity to fund loan growth, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at December 31, 2014 (dollars in thousands):

Year	Amount	Weighted Average Rate
2015	$355,563	1.08%
2016	108,910	2.18
2017	135,003	1.32
2018	142,715	1.66
2019	33,502	1.88
	$775,693	1.42

Total stockholders’ equity decreased by $122.2 million to $593.9 million at December 31, 2014, from $716.1 million at December 31, 2013.  This decrease was primarily attributable to stock repurchases of $138.7 million and dividend payments of $12.9 million, partially offset by net income of $20.3 million for the year ended December 31, 2014, and a decrease in accumulated other comprehensive loss of $3.9 million primarily as a result of the increase in fair value of our securities available-for-sale portfolio in response to the decrease in the interest rate environment from December 31, 2013.

Asset Quality

The following table details total non-accruing loans, total non-performing loans, total non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2014, and December 31, 2013 (dollars in thousands).

	December 31, 2014	December 31, 2013
Non-accruing loans:
Held-for-investment	$4,332	$6,649
Held-for-sale	—	471
Non-accruing loans subject to restructuring agreements:
Held-for-investment	9,543	10,651
Total non-accruing loans	13,875	17,771
Loans 90 days or more past due and still accruing:
Held-for-investment	708	32
Total non-performing loans	14,583	17,803
Other real estate owned	752	634
Total non-performing assets	$15,335	$18,437
Non-performing loans to total loans	0.75%	1.19%
Non-performing assets to total assets	0.51%	0.68%
Loans subject to restructuring agreements and still accruing	$24,213	$26,190
Accruing loans 30 to 89 days delinquent	$12,253	$13,331

Total Non-Accruing Loans

Total non-accruing loans decreased $3.9 million to $13.9 million at December 31, 2014, from $17.8 million at December 31, 2013.  The following table details the decrease (dollars in thousands):

	At or for the Year Ended December 31,
	2014	2013
Balance at beginning of period	$17,771	$34,947
Additions	1,630	3,444
Sales	(2,887)	(11,898)
Pay-offs and principal pay-downs	(321)	(3,019)
Returned to accrual status	(2,021)	(4,735)
Charge-offs	(297)	(968)
Balance at end of period	$13,875	$17,771

Loans Subject to Troubled Debt Restructuring (TDR) Agreements

Included in non-accruing loans are loans subject to TDR agreements totaling $9.5 million and $10.7 million at December 31, 2014, and December 31, 2013, respectively.  At December 31, 2014, the entire $9.5 million in TDRs were not performing in accordance with their restructured terms, as compared to $7.5 million, or 70.4%, at December 31, 2013.  Three separate relationships account for the loans not performing in accordance with their restructured terms at December 31, 2014, of which one relationship is made up of several loans totaling $7.2 million, primarily collateralized by real estate, with an aggregate appraised value of $9.5 million based on an appraisal performed within the last 18 months.
The Company also holds loans subject to restructuring agreements that are on accrual status, totaling $24.2 million and $26.2 million at December 31, 2014, and December 31, 2013, respectively.  At December 31, 2014, loans totaling $1.6 million, or 6.6% of the $24.2 million were not performing in accordance with the restructured terms, as compared to $3.6 million, or 13.7% of the $26.2 million at December 31, 2013.  These loans were less than 90 days delinquent at December 31, 2014.
Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing increased $676,000 to $708,000 at December 31, 2014, from $32,000 at December 31, 2013.  The increase relates to several residential loans that are considered well secured and in the process of collection.

Other real estate owned was $752,000 and $634,000 at December 31, 2014, and December 31, 2013, respectively.
Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $12.3 million and $13.3 million at December 31, 2014, and December 31, 2013, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2014, and December 31, 2013 (dollars in thousands).

	December 31, 2014	December 31, 2013
Real estate loans:
Commercial	$6,493	$4,274
One-to-four family residential	4,353	5,644
Construction and land	122	—
Multifamily	1,090	2,483
Home equity and lines of credit	135	94
Commercial and industrial loans	—	815
Other loans	60	21
Total delinquent accruing loans	$12,253	$13,331

PCI Loans (Held-for-Investment)

At December 31, 2014, 7.8% of PCI loans were past due 30 to 89 days, and 24.1% were past due 90 days or more, as compared to 6.6% and 14.9%, respectively, at December 31, 2013.  The increase in the percentage of delinquencies (30 to 89 days past due) resulted partially from PCI principal balances declining by $14.7 million to $44.8 million at December 31, 2014, from December 31, 2013.

Results of Operations
Comparison of Operating Results for the Three Months Ended December 31, 2014 and 2013

Net income was $4.9 million and $5.0 million for the quarters ended December 31, 2014 and 2013, respectively.  Significant variances from the comparable prior year period are as follows: a $1.1 million increase in net interest income, a $359,000 decrease in the provision for loan losses, a $558,000 decrease in non-interest income, a $1.0 million increase in non-interest expense, and an $83,000 decrease in income tax expense.

Net interest income for the quarter ended December 31, 2014, increased $1.1 million, or 5.7%, primarily due to a $247.3 million, or 9.8%, increase in our average interest-earning assets, partially offset by an 11 basis point decrease in our net interest margin to 2.84%.   The increase in average interest-earning assets was due primarily to an increase in average loans outstanding of $412.8 million partially offset by a decrease in average mortgage-backed securities of $163.6 million. The 2014 fourth quarter included loan prepayment income of $173,000, as compared to $290,000 for the quarter ended December 31, 2013.  The cost of interest-bearing liabilities decreased seven basis points to 0.83% for the current quarter, as compared to 0.90% for the prior year period.  Additionally, yields earned on interest-earning assets decreased 11 basis points to 3.46% for the quarter ended December 31, 2014, as compared to 3.57% for the comparable quarter in 2013.

The provision for loan losses decreased $359,000, or 86.3%, to $57,000 for the quarter ended December 31, 2014, from $416,000 for the quarter ended December 31, 2013.  The decrease in the provision for loan losses resulted primarily from continued improvements in asset quality indicators.  Net charge-offs were $36,000 for the quarter ended December 31, 2014, compared to net charge-offs of $1.5 million for the quarter ended December 31, 2013.

Non-interest income decreased $558,000, or 21.3%, to $2.1 million for the quarter ended December 31, 2014, from $2.6 million for the quarter ended December 31, 2013.  The decrease was primarily attributable to a decrease of $259,000 in gains on securities, net, and a decrease in other income of $377,000, primarily related to the sale in 2013 of vacant land adjacent to a branch, partially offset by a $134,000 increase in fees and service charges for customer services. Securities gains, net, in the fourth quarter of 2014 included losses of $138,000 related to the Company's trading portfolio whereas the fourth quarter of 2013 included gains of $267,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors participating in the Company's deferred compensation plan (the Plan).  The participants of this Plan, at their election, defer a portion of their compensation.  Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.  Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $1.0 million, or 7.9% for the quarter ended December 31, 2014, compared to the quarter ended December 31, 2013. This is due primarily to a $754,000 increase in compensation and employee benefits, primarily related to higher health benefit costs and a $286,000 increase in other expenses, primarily related to higher advertising costs.

The Company recorded income tax expense of $2.9 million for both the quarters ended December 31, 2014, and December 31, 2013.  The effective tax rate for the quarter ended December 31, 2014, was 36.9%, as compared to 37.2% for the quarter ended December 31, 2013.

Comparison of Operating Results for the Year Ended December 31, 2014 and 2013

Net income was $20.3 million and $19.1 million for the years ended December 31, 2014 and 2013, respectively.  Significant variances from the prior year are as follows: an $827,000 increase in net interest income, a $1.3 million decrease in the provision for loan losses, a $1.7 million decrease in non-interest income, a $1.8 million decrease in non-interest expense, and a $1.1 million increase in income tax expense.

Net interest income for the year ended December 31, 2014, increased $827,000, or 1.1%, primarily due to an increase in average interest-earning assets of $23.9 million, or 0.9%. The increase in average interest-earning assets was due primarily to an increase in average loans outstanding of $289.0 million partially offset by decreases in average mortgage-backed securities of $217.7 million and other securities of $50.0 million. The year-ended December 31, 2014, included loan prepayment income of $1.2 million compared to $2.2 million for the year ended December 31, 2013.  The cost of interest-bearing liabilities decreased 12 basis points to 0.83% for the current year as compared to 0.95% for the prior year.  Yields earned on interest-earning assets decreased six basis points to 3.57% for the year ended December 31, 2014, as compared to 3.63% for 2013.

The provision for loan losses decreased $1.3 million, or 66.5%, to $645,000 for the year ended December 31, 2014, from $1.9 million for the year ended December 31, 2013.  The decrease in the provision for loan losses was primarily attributable to the Company's PCI portfolio, which had a reversal of a previously recorded impairment, continued improvement in asset quality indicators, and to a lesser extent, originated loan growth of $280.3 million, or 20.7%, for the year ended December 31, 2014, compared to $286.0 million, or 26.8%, for the year ended December 31, 2013.  Net charge-offs were $390,000 for the year ended December 31, 2014, compared to net charge-offs of $2.3 million for the year ended December 31, 2013.

Non-interest income decreased $1.7 million, or 16.7%, to $8.5 million for the year ended December 31, 2014, from $10.2 million for the year ended December 31, 2013.  This decrease was primarily a result of a $3.0 million decrease in gains on securities, net, and a $331,000 decrease in other non-interest income, primarily related to the sale in 2013 of vacant land adjacent to a branch, partially offset by increases of $295,000 in income on bank owned life insurance and $891,000 in fees and service charges for customer services. Additionally, there were no other than temporary impairment charges in 2014 as compared to $434,000 in 2013. Securities gains, net, in 2014 included losses of $155,000 related to the Company’s trading portfolio described above, while 2013 included gains of $963,000 related to the Company’s trading portfolio.

Non-interest expense decreased $1.8 million, or 3.4%, for the year ended December 31, 2014, from $53.9 million for the year ended December 31, 2013.  This was due primarily to a $947,000 decrease in compensation and employee benefits, attributable to the combined effects of a benefit recorded on the settlement of a pension plan acquired in the Flatbush Federal Bancorp, Inc. and Flatbush Federal Savings & Loan Association merger (the Merger) and a decrease in the mark-to-market expense adjustment related to the Company's deferred compensation plan which is described above, partially offset by increased health benefit costs. Additionally, there were decreases of $621,000 in data processing costs due to conversion costs related to the Merger, and $427,000 in professional fees, also related primarily to the Merger. These decreases were partially offset by a $498,000 increase in other expenses, primarily related to higher costs in respect of one PCI loan, and excise taxes recorded related to the settlement of the Flatbush pension plan noted above.

The Company recorded income tax expense of $11.9 million for the year ended December 31, 2014, compared to $10.7 million for the year ended December 31, 2013.  The effective tax rate for the year ended December 31, 2014, was 36.9%, as compared to 35.9% for the year ended December 31, 2013, as a result of higher pre-tax earnings and the deferred tax asset write-down of $570,000 related to the New York State tax law change enacted in the first quarter of 2014.

Comparison of Operating Results for the Three Months Ended December 31, 2014 and September 30, 2014

Net income was $4.9 million for the quarter ended December 31, 2014, and $4.7 million for the quarter ended September 30, 2014.  Significant variances from the prior quarter are as follows: a $774,000 increase in net interest income, a $260,000 decrease in the provision for loan losses, a $221,000 increase in non-interest income, a $745,000 increase in non-interest expense, and a $361,000 increase in income tax expense.

Net interest income for the quarter ended December 31, 2014, increased $774,000, or 4.1%, due primarily to an increase in average interest-earning assets of $249.8 million, partially offset by a 16 basis point decrease in our net interest margin to 2.84%. The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $272.9 million, FHLB stock of $9.9 million and deposits in financial institutions of $7.8 million, partially offset by a decrease in average mortgage-backed securities of $39.7 million and other securities of $1.1 million. The 2014 fourth quarter included loan prepayment income of $173,000 as compared to $295,000 for the quarter ended September 30, 2014.  The cost of interest-bearing liabilities increased two basis points to 0.83% for the current quarter, as compared to 0.81% for the quarter ended September 30, 2014. Yields earned on interest-earning assets decreased 13 basis points to 3.46% for the quarter ended December 31, 2014, as compared to 3.59% for the quarter ended September 30, 2014.

The provision for loan losses decreased $260,000, or 82.0%, to $57,000 for the quarter ended December 31, 2014, from $317,000 for the quarter ended September 30, 2014. The decrease in the provision for loan losses resulted primarily from continued improvements in asset quality indicators.

Non-interest income increased $221,000, or 12.0%, to $2.1 million for the quarter ended December 31, 2014, from $1.8 million for the quarter ended September 30, 2014.  This increase was primarily the result of a $250,000 increase in gains on securities transactions, net. Securities gains, net, in the fourth quarter of 2014 included losses of $138,000 related to the Company’s trading portfolio described above, while September 30, 2014, included losses of $262,000 related to the Company’s trading portfolio.

Non-interest expense increased $745,000, or 5.6%, for the quarter ended December 31, 2014, compared to the quarter ended September 30, 2014.  This was due primarily to an $830,000 increase in compensation and employee benefits, related to increased health care benefit costs and additional staff hired in the fourth quarter of 2014, and a $150,000 increase in professional fees partially offset by a $184,000 decrease in other expenses.

The Company recorded income tax expense of $2.9 million for the quarter ended December 31, 2014, compared to $2.5 million for the quarter ended September 30, 2014.  The effective tax rate for the quarter ended December 31, 2014, was 36.9%, as compared to 34.5% for the quarter ended September 30, 2014.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Year Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	0.65%	0.72%	0.69%	0.73%	0.70%
Return on equity (ratio of net income to average equity)	3.21	2.73	2.96	3.07	2.70
Average equity to average total assets	20.24	26.47	23.27	23.75	25.90
Interest rate spread	2.63	2.67	2.77	2.74	2.68
Net interest margin	2.84	2.95	3.00	2.97	2.97
Efficiency ratio(2)	64.27	60.98	63.76	61.36	62.87
Non-interest expense to average total assets	1.87	1.90	1.93	1.88	1.97
Non-interest expense to average total interest-earning assets	2.01	2.05	2.09	2.03	2.12
Average interest-earning assets to average interest-bearing liabilities	133.04	144.82	137.82	139.12	142.73
Asset Quality Ratios:
Non-performing assets to total assets	0.51	0.68	0.51	0.51	0.68
Non-performing loans(3) to total loans(4)	0.75	1.19	0.79	0.75	1.19
Allowance for loan losses to non-performing loans held-for-investment(5)	180.29	150.23	182.77	180.29	150.23
Allowance for loan losses to total loans held-for-investment, net(6)	1.35	1.75	1.44	1.35	1.75
Allowance for loan losses to originated loans held-for-investment, net(7)	1.61	1.93	1.73	1.61	1.93

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in total loans held-for-investment, net and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(5)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(6)	Includes PCI and acquired loans held-for-investment.

(7)	Excludes PCI and acquired loans held-for-investment.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts) (unaudited)

	At December 31,
	2014	2013
	(In thousands, except share data)
ASSETS:
Cash and due from banks	$14,967	$15,348
Interest-bearing deposits in other financial institutions	61,742	45,891
Total cash and cash equivalents	76,709	61,239
Trading securities	6,422	5,998
Securities available-for-sale, at estimated fair value	771,239	937,085
Securities held-to-maturity, at amortized cost (estimated fair value of $3,669 in 2014 and $0 in 2013)	3,609	—
Loans held-for-sale	—	471
Purchased credit-impaired (PCI) loans held-for-investment	44,816	59,468
Loans acquired	265,685	77,817
Originated loans held-for-investment, net	1,632,494	1,352,191
Loans held-for-investment, net	1,942,995	1,489,476
Allowance for loan losses	(26,292)	(26,037)
Net loans held-for-investment	1,916,703	1,463,439
Accrued interest receivable	8,015	8,137
Bank owned life insurance	129,015	125,113
Federal Home Loan Bank of New York stock, at cost	29,219	17,516
Premises and equipment, net	26,226	29,057
Goodwill	16,159	16,159
Other real estate owned	752	634
Other assets	36,801	37,916
Total assets	$3,020,869	$2,702,764

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$1,620,665	$1,492,689
Securities sold under agreements to repurchase	203,200	181,000
Other borrowings	575,458	289,325
Advance payments by borrowers for taxes and insurance	7,792	6,441
Accrued expenses and other liabilities	19,826	17,201
Total liabilities	2,426,941	1,986,656
Total stockholders’ equity	593,928	716,108
Total liabilities and stockholders’ equity	$3,020,869	$2,702,764

Total shares outstanding	48,402,083	57,926,233
Tangible book value per share(1)	$11.93	$12.07

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $389 and $806 at December 31, 2014, and December 31, 2013, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts) (unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013
Interest income:
Loans	$19,882	$17,451	$18,263	$73,407	$68,472
Mortgage-backed securities	3,832	4,825	4,097	16,861	21,920
Other securities	144	191	146	604	1,459
Federal Home Loan Bank of New York dividends	201	138	189	772	536
Deposits in other financial institutions	20	15	12	57	83
Total interest income	24,079	22,620	22,707	91,701	92,470
Interest expense:
Deposits	1,534	1,321	1,365	5,391	6,501
Borrowings	2,801	2,617	2,372	9,961	10,447
Total interest expense	4,335	3,938	3,737	15,352	16,948
Net interest income	19,744	18,682	18,970	76,349	75,522
Provision for loan losses	57	416	317	645	1,927
Net interest income after provision for loan losses	19,687	18,266	18,653	75,704	73,595
Non-interest income:
Fees and service charges for customer services	1,031	897	983	4,073	3,182
Income on bank owned life insurance	963	1,019	971	3,902	3,607
Gains/(losses) on securities, net	17	276	(233)	227	3,217
Net impairment losses on securities recognized in earnings	—	—	—	—	(434)
Other	50	427	119	258	589
Total non-interest income	2,061	2,619	1,840	8,460	10,161
Non-interest expense:
Compensation and employee benefits	7,626	6,872	6,796	26,195	27,142
Occupancy	2,353	2,370	2,361	9,616	9,709
Furniture and equipment	396	436	404	1,636	1,751
Data processing	819	877	894	3,680	4,301
Professional fees	701	664	551	2,458	2,885
FDIC insurance	363	301	323	1,306	1,432
Other	1,755	1,469	1,939	7,151	6,653
Total non-interest expense	14,013	12,989	13,268	52,042	53,873
Income before income tax expense	7,735	7,896	7,225	32,122	29,883
Income tax expense	2,857	2,940	2,496	11,856	10,736
Net income	$4,878	$4,956	$4,729	$20,266	$19,147
Net income per common share:
Basic	$0.11	$0.09	$0.10	$0.41	$0.35
Diluted	$0.11	$0.09	$0.10	$0.41	$0.34
Basic average shares outstanding	44,996,162	54,435,395	47,598,732	49,006,129	54,637,680
Diluted average shares outstanding	46,114,046	55,442,005	48,584,977	50,032,259	55,560,309

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average Outstanding Balance	Interest	Average Yield/ Rate(1)	Average Outstanding Balance	Interest	Average Yield/ Rate(1)	Average Outstanding Balance	Interest	Average Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$1,879,695	$19,882	4.20%	$1,606,774	$18,263	4.51%	$1,466,895	$17,451	4.72%
Mortgage-backed securities (3)	728,294	3,832	2.09	768,007	4,097	2.12	891,937	4,825	2.15
Other securities(3)	76,189	144	0.75	77,297	146	0.75	103,158	191	0.73
Federal Home Loan Bank of New York stock	29,599	201	2.69	19,690	189	3.81	17,564	138	3.12
Interest-earning deposits	48,820	20	0.16	41,026	12	0.12	35,739	15	0.17
Total interest-earning assets	2,762,597	24,079	3.46	2,512,794	22,707	3.59	2,515,293	22,620	3.57
Non-interest-earning assets	212,572			207,780			200,829
Total assets	$2,975,169			$2,720,574			$2,716,122
Interest-bearing liabilities:
Savings, NOW, and money market accounts	$955,753	644	0.27	$949,355	560	0.23	$938,356	501	0.21
Certificates of deposit	323,044	890	1.09	297,992	805	1.07	315,508	820	1.03
Total interest-bearing deposits	1,278,797	1,534	0.48	1,247,347	1,365	0.43	1,253,864	1,321	0.42
Borrowings	797,770	2,801	1.39	575,916	2,372	1.63	482,939	2,617	2.15
Total interest-bearing liabilities	2,076,567	4,335	0.83	1,823,263	3,737	0.81	1,736,803	3,938	0.90
Non-interest-bearing deposits	260,886			237,824			229,182
Accrued expenses and other liabilities	35,537			26,274			31,113
Total liabilities	2,372,990			2,087,361			1,997,098
Stockholders’ equity	602,179			633,213			719,024
Total liabilities and stockholders’ equity	$2,975,169			$2,720,574			$2,716,122
Net interest income		$19,744			$18,970			$18,682
Net interest rate spread (4)			2.63%			2.77%			2.67%
Net interest-earning assets (5)	$686,030			$689,531			$778,490
Net interest margin (6)			2.84%			3.00%			2.95%
Average interest-earning assets to interest-bearing liabilities			133.04%			137.82%			144.82%

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Twelve Months Ended December 31,
	2014			2013
	Average Outstanding Balance	Interest	Average Yield/ Rate(1)	Average Outstanding Balance	Interest	Average Yield/ Rate(1)

Interest-earning assets:
Loans(2)	$1,628,325	$73,407	4.51%	$1,339,348	$68,472	5.11%
Mortgage-backed securities(3)	797,146	16,861	2.12	1,014,856	21,920	2.16
Other securities(3)	79,879	604	0.76	129,908	1,459	1.12
Federal Home Loan Bank of New York stock	21,349	772	3.62	13,905	536	3.85
Interest-earning deposits	41,373	57	0.14	46,156	83	0.18
Total interest-earning assets	2,568,072	91,701	3.57	2,544,173	92,470	3.63
Non-interest-earning assets	207,490			192,007
Total assets	$2,775,562			$2,736,180
Interest-bearing liabilities:
Savings, NOW, and money market accounts	$950,234	2,211	0.23	$982,825	2,635	0.27
Certificates of deposit	306,803	3,180	1.04	370,351	3,866	1.04
Total interest-bearing deposits	1,257,037	5,391	0.43	1,353,176	6,501	0.48
Borrowings	588,890	9,961	1.69	429,332	10,447	2.43
Total interest-bearing liabilities	1,845,927	15,352	0.83	1,782,508	16,948	0.95
Non-interest-bearing deposits	236,425			222,832
Accrued expenses and other liabilities	33,911			22,176
Total liabilities	2,116,263			2,027,516
Stockholders’ equity	659,299			708,664
Total liabilities and stockholders’ equity	$2,775,562			$2,736,180
Net interest income		$76,349			$75,522
Net interest rate spread(4)			2.74%			2.68%
Net interest-earning assets(5)	$722,145			$761,665
Net interest margin(6)			2.97%			2.97%
Average interest-earning assets to interest-bearing liabilities			139.12%			142.73%

(1) Average yields and rates are annualized.
(2) Includes non-accruing loans.
(3) Securities available-for-sale are reported at amortized cost.
(4) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.